Final Term Sheet

Dated October 18, 2010

Filed Pursuant to Rule 433

Registration Statement No. 333-164978

CSX CORPORATION

PRICING TERM SHEETS

3.700% Notes due 2020

Issuer:	CSX Corporation

Security:	3.700% Notes due 2020

Size:	$500,000,000

Maturity Date:	October 30, 2020

Coupon:	3.700%

Interest Payment Dates:	April 30 and October 30, commencing April 30, 2011

Price to Public:	99.949%

Benchmark Treasury:	2.625% due August, 2020

Benchmark Treasury Yield:	2.506%

Spread to Benchmark Treasury:	+120 bps

Yield:	3.706%

Make-Whole Call:	T +20 bps

Par Call:	Within three months prior to the maturity date

Expected Settlement Date:	October 21, 2010

CUSIP:	126408 GT4

Anticipated Ratings:	Baa3 (Stable) by Moody’s Investors Service, Inc. BBB- (Positive) by Standard & Poor’s Rating Services BBB- (Positive) by Fitch Ratings Ltd.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. Incorporated

Lead Co-Manager:	Credit Suisse Securities (USA) LLC

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. UBS Securities LLC

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. Scotia Capital (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649 or Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037.

5.500% Notes due 2041

Issuer:	CSX Corporation

Security:	5.500% Notes due 2041

Size:	$300,000,000

Maturity Date:	April 15, 2041

Coupon:	5.500%

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2011

Price to Public:	98.951%

Benchmark Treasury:	4.375% due May, 2040

Benchmark Treasury Yield:	3.947%

Spread to Benchmark Treasury:	+162.5 bps

Yield:	5.572%

Make-Whole Call:	T +25 bps

Par Call:	Within six months prior to the maturity date

Expected Settlement Date:	October 21, 2010

CUSIP:	126408 GU1

Anticipated Ratings:	Baa3 (Stable) by Moody’s Investors Service, Inc. BBB- (Positive) by Standard & Poor’s Rating Services BBB- (Positive) by Fitch Ratings Ltd.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. Incorporated

Lead Co-Manager:	Credit Suisse Securities (USA) LLC

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. UBS Securities LLC

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. Scotia Capital (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649 or Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037.